Schroder Investment Management North America Inc.
             875 Third Avenue, 22nd Floor, New York, NY 10022-6225

December 7, 2017

Schroder Series Trust
875 Third Avenue, 22nd Floor
New York, NY 10022

Re: Fee and Expense Waiver and Reimbursement for the Schroder Core Bond Fund (the "Fund")
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Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, from December 27, 2017 through February 28, 2019, as follows:

To waive our fees, pay Fund operating expenses, and/or reimburse the Fund to the extent that the total annual fund operating expenses of the Fund (other than acquired fund fees and expenses, other indirect acquired fund expenses, interest, taxes, and extraordinary expenses) allocable to the Fund's R6 Shares exceed the following annual rate (based on the average daily net assets of the Fund's R6 Shares):


                                                                    R6 SHARES
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Schroder Core Bond Fund                                               0.32%
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This letter agreement may only be terminated during its term by the Board of
Trustees of Schroder Series Trust.

Sincerely,

Schroder Investment Management North America Inc.

By:    /s/ Mark A. Hemenetz
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Name:  Mark A. Hemenetz
Title: Authorized Signatory